Exhibit 99.1

Company Contact:	Edwin Lewis
President & Co-CEO
(310) 460-0245

FOR IMMEDIATE RELEASE

Investor Relations:	Chad A. Jacobs
Brendon Frey
Integrated Corporate Relations
(203) 682-8200

COMPANY ANNOUNCES THAT MOSSIMO GIANNULLI HAS WITHDRAWN OFFER FOR COMPANY’S OUTSTANDING SHARES

Santa Monica, California, August 16, 2005—Mossimo, Inc. (NASDAQ: MOSS) announced that Mossimo Giannulli has advised the Company’s Board of Directors Special Committee today that he was withdrawing his proposal to acquire the shares of the Company not owned by him.  Giannulli advised the Company’s Special Committee that while he remained interested in acquiring the Company’s publicly held shares, he did not intend to make a new bid at the Company’s current stock trading levels.

Founded in 1987, Mossimo, Inc. is a designer, licensor and distributor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, and belts.